Exhibit 4.3

INITIAL TERM NOTE

$3,000,000.00	[_________ __, 2014]

FOR VALUE RECEIVED, VARIATION BIOTECHNOLOGIES (US), INC., a Delaware corporation (the “Borrower”), promises to pay to PCOF 1, LLC (together with any of its successors, transferees and assignees, the “Lender”) on the Maturity Date (as such date may be accelerated pursuant to the Credit Agreement, defined below) the principal sum of THREE MILLION DOLLARS ($3,000,000.00) or, if less, the aggregate unpaid principal amount of the Initial Loan shown on the schedule attached hereto (and any continuation thereof) made by the Lender pursuant to the Credit Agreement and Guaranty, dated as of the date hereof (as amended or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, each Guarantor party thereto and the Lender. Unless otherwise defined, capitalized terms used herein have the meanings provided in the Credit Agreement.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity upon demand, until paid in full, at the rates per annum and on the dates specified in the Credit Agreement, as well as any other amounts that may be due to the Lender upon maturity (whether by acceleration or otherwise) under or in respect of this Initial Term Note.

Payments of both principal and interest are to be made in Dollars in same day or immediately available funds to the account designated by the Lender pursuant to the Credit Agreement.

The Borrower hereby irrevocably authorizes the Lender to make (or cause to be made) appropriate notations on the grid attached to this Initial Term Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Initial Loan evidenced hereby. Such notations shall, to the extent not inconsistent with notations made by the Lender in the Register, be conclusive and binding on the Borrower absent manifest error; provided, that the failure of the Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower or any Guarantors.

This Initial Term Note is one of the Notes referred to in, and evidences Indebtedness incurred under, the Credit Agreement, to which reference is made for a description of the security for this Initial Term Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of the unpaid principal amount of the Indebtedness evidenced by this Initial Term Note and on which such Indebtedness may be declared to be immediately due and payable. Any prepaid principal of this Initial Term Note may not be reborrowed.

All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS INITIAL TERM NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSE SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

VARIATION BIOTECHNOLOGIES (US), INC.
By:
Name: Jeff Baxter Title: Chief Executive Officer

SIGNATURE PAGE TO INITIAL TERM NOTE

INITIAL LOAN AND PRINCIPAL PAYMENTS

Date	Amount of Initial Loan Made	Interest Period	Amount of Principal Repaid	Unpaid Principal Balance	Total	Notation
	LIBO Rate		LIBO Rate	LIBO Rate		Made By